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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 1, 2024

ERIE INDEMNITY COMPANY
(Exact name of registrant as specified in its charter)

Pennsylvania	0-24000	25-0466020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Erie Insurance Place,	Erie,	Pennsylvania	16530
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code:	814	870-2000

Not applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class A common stock,	stated value $0.0292 per share	ERIE	NASDAQ Stock Market, LLC
(Title of each class)		(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

On November 1, 2024, Erie Indemnity Company (the “Company,” “we,” “us” or “our”) entered into a First Amendment (the “Amendment”) to Credit Agreement dated October 29, 2021 with PNC Bank, National Association (“PNC”), as Administrative Agent for itself and various other financial institutions from time to time party thereto as Lenders (as amended, the “Credit Agreement”). The Credit Agreement provides for, among other things, revolving credit loans to the Company in an aggregate principal amount of up to $100 million, including up to $25 million for issuances of letters of credit (collectively, the “Revolving Credit Facility”). All capitalized terms used but not defined in this Current Report on Form 8-K shall have the respective meanings ascribed to them in the Credit Agreement. Pursuant to the Amendment, the interest rate under the Revolving Credit Facility was amended to include, at the Company’s option, either the Secured Overnight Financing Rate (defined as, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate)) (“SOFR”) or the Base Rate (defined as, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Administrative Agent’s Prime Rate, and (iii) the Daily Simple SOFR plus the SOFR Adjustment, plus 1.00%) plus an Applicable Margin that increases in the event the ratio (expressed as a percentage) of our consolidated indebtedness to our total capital (our “Indebtedness to Capitalization Ratio”) exceeds certain thresholds. Based upon our current Indebtedness to Capitalization Ratio, we would pay a variable rate of interest of either SOFR plus a margin of 0.5% or the Base Rate without an additional margin on any outstanding balance and a quarterly commitment fee of 0.08% on an unused portion of the Revolving Credit Facility. The Amendment extended the term of the Revolving Credit Facility to now expire on November 1, 2029 and increase the amount of permitted Guarantees from $50 million to $100 million. The Amendment included certain other amendments, modifications or supplements to certain other terms and provisions as more specifically contemplated therein.
The Credit Agreement contains negative covenants, which include among others limitations on: incurring indebtedness, liens and encumbrances; making of guarantees; dividends and distributions; liquidations, mergers, consolidations and acquisitions; dispositions of assets or subsidiaries; certain transactions with affiliates; material changes in our business; changes to our fiscal year; issuance of capital stock; changes to our organizational documents; and certain changes with respect to our relationship as Attorney-in-Fact for the subscribers at the Erie Insurance Exchange. The Credit Agreement also contains certain financial covenants pertaining to our Indebtedness to Capitalization Ratio. The Amendment did not materially modify these restrictive covenants.

The Revolving Credit Facility contains standard provisions relating to default and acceleration of our payment obligations upon the occurrence of an Event of Default. The Amendment revised certain of these Events of Default including but not limited to increasing the threshold for an event of default for entry of one or more judgments against us, from judgments that exceed $50 million either individually or in the aggregate to judgments that exceed $100 million either individually of in the aggregate. Pursuant to the Amendment, subsequent to an Event of Default, and until such time as an Event of Default has been cured or waived, the letter of credit fees and the rate of interest for each Loan shall be increased by 2.0% per annum and each other Obligation owned to any Lender shall bear interest at 2% over the rate of interest otherwise applicable under the Base Rate pricing option. Additionally, for so long as an Event of Default is continuing, the Lenders may require each Term SOFR Rate Loan to be converted to a Base Rate Loan.

The Company’s obligations under the Credit Agreement are secured pursuant to the terms of a Pledge Agreement dated October 29, 2021 between the Company and PNC (the “Pledge Agreement”) as described in the Company’s Current Report on Form 8-K filed on November 4, 2021. The Pledge Agreement remains in effect following the Amendment.
The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment which is filed as Exhibit 10.1, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

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Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 First Amendment to Credit Agreement among PNC Bank, National Association, as Administrative Agent; the Lenders named therein; and Erie Indemnity Company, dated November 1, 2024.

Exhibit 104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Credit Agreement among PNC Bank, National Association, as Administrative Agent; the Lenders named therein; and Erie Indemnity Company, dated November 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Erie Indemnity Company

November 4, 2024	By:	/s/ Brian W. Bolash

Name: Brian W. Bolash
Title: EVP, Secretary & General Counsel